As filed with the Securities and Exchange Commission on May 23, 2017
Registration 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

Registration Statement Under the Securities Act of 1933

Remark Holdings, Inc.

Delaware	33-1135689
State of Incorporation	IRS Employer Identification Number

3960 Howard Hughes Parkway, Suite 900 Las Vegas, NV	89169
Address of Principal Executive Offices	Zip Code

2014 Incentive Plan
Full Title of the Plan

Kai-Shing Tao Chairman and Chief Executive Officer Remark Holdings, Inc. 3960 Howard Hughes Parkway, Suite 900 Las Vegas, NV 89169 (702) 701-9514
Name, Address and Telephone Number of Agent for Service
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered [1]	Proposed Maximum Offering Price per Share [2]	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share	4,000,000	$2.99	$11,960,000.00	$1,386.16

[1]
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers such indeterminate number of additional shares of common stock of the Registrant that may be offered pursuant to the anti-dilution provisions set forth in the 2014 Incentive Plan.

[2]
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock of the Registrant as reported on the Nasdaq Capital Market on May 19, 2017.

EXPLANATORY NOTE

Remark Holdings, Inc. (“we”, “us”, “our”, “Remark” or the “Company”) has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 4,000,000 shares of our common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to our 2014 Incentive Plan, as amended (the “2014 Incentive Plan”). We previously registered (i) 800,000 shares (adjusted for a 10-for-1 reverse stock split effective February 16, 2010) of Common Stock under our 2006 Equity Incentive Plan in a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (“SEC”) on November 5, 2007 (Registration No. 333-147149), (ii) 275,000 shares of Common Stock (Registration No. 333-168800) under our 2010 Equity Incentive Plan in a Registration Statement on Form S-8 filed with the SEC on August 12, 2010 (Registration No. 333-168800), (iii) 250,000 shares of Common Stock under our 2010 Equity Incentive Plan and 1,500,000 shares of Common Stock under our 2014 Incentive Plan in a Registration Statement on Form S-8 filed with the SEC on November 19, 2014 (Registration No. 333-200375) and (iv) 4,500,000 shares of Common Stock under our 2014 Incentive Plan in a Registration Statement on Form S-8 filed with the SEC on February 11, 2015 (Registration No. 333-202027). On January 11, 2016, our stockholders approved an amendment to the 2014 Incentive Plan that increased the number of shares of Common Stock authorized thereunder by 4,000,000. Pursuant to General Instruction E to Form S-8, the contents of the prior registration statements relating to our 2006 Equity Incentive Plan, our 2010 Equity Incentive Plan and our 2014 Incentive Plan, and all periodic reports that we filed after such registration statements to maintain current information about us, are hereby incorporated by reference.

This registration statement includes a reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act. The reoffer prospectus may be used by selling stockholders for reoffers and resales of our Common Stock acquired pursuant to our 2006 Equity Incentive Plan, our 2010 Equity Incentive Plan and our 2014 Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this registration statement or as prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PROSPECTUS

3,803,683 SHARES OF COMMON STOCK

REMARK HOLDINGS, INC.

This prospectus relates to the reoffer and resale by certain selling stockholders of shares of common stock, par value $0.001 per share (“Common Stock”), of Remark Holdings, Inc. (“Remark,” the “Company,” “we,” “our” or “us”) that have been or may be issued by us to the selling stockholders, including shares of restricted stock and shares issuable upon the exercise of stock options granted under our 2006 Equity Incentive Plan, our 2010 Equity Incentive Plan and our 2014 Incentive Plan. We have registered the offer and sale of these shares to the selling stockholders or these shares were issued pursuant to an exemption from registration. If and when additional shares of restricted stock, stock options or other securities are granted under our 2006 Equity Incentive Plan, our 2010 Equity Incentive Plan or our 2014 Incentive Plan to persons required to use this prospectus to reoffer and resell such shares or the shares underlying such securities, we will distribute a prospectus supplement. The shares are being reoffered and resold for the account of the selling stockholders and we will not receive any of the proceeds from the resale of the shares.

The selling stockholders have advised us that the resale of their shares may be effected from time to time in one or more transactions on the Nasdaq Capital Market (or on any other stock exchange on which the shares of our Common Stock may be listed at the time of sale), in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See “Plan of Distribution.” We will bear all expenses in connection with the preparation of this prospectus.

Our Common Stock is listed on the Nasdaq Capital Market under the ticker symbol MARK. On May 19, 2017, the closing price for our Common Stock as reported by the Nasdaq Capital Market was $3.00.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page I-2 for a discussion of information that should be considered in connection with an investment in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 23, 2017.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all the information that you should consider before determining whether to invest in our securities. You should read this entire prospectus carefully, including the information included in the “Risk Factors” section, as well as our consolidated financial statements, notes to the consolidated financial statements and the other information incorporated by reference into this prospectus, before making an investment decision.

Overview

Remark Holdings, Inc. and subsidiaries (“Remark”, “we”, “us”, or “our”) own, operate and acquire innovative digital media properties across multiple verticals, such as travel and entertainment, technology and data intelligence, young adult lifestyle and personal finance, that deliver culturally relevant, dynamic content that attracts and engages users on a global scale. We leverage our unique digital media assets to target the Millennial demographic, which provides us with access to fast-growing, lucrative markets. We were originally incorporated in Delaware in March 2006 as HSW International, Inc., and we changed our name to Remark Media, Inc. in December 2011 and to Remark Holdings, Inc. in April 2017. We are headquartered in Las Vegas, Nevada, with additional operations in Los Angeles, California and in Beijing, Shanghai, Hangzhou and Chengdu, China. Our Common Stock is listed on the NASDAQ Capital Market under the ticker symbol MARK. Our website is www.remarkholdings.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information included or incorporated by reference in this prospectus contains forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation.  The forward-looking statements are contained principally in the sections entitled “Prospectus Summary” and “Risk Factors.”  Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors, including those discussed in the section entitled “Risk Factors” herein, which could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements.

Any forward-looking statements in this prospectus reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given such uncertainties, you should not place undue reliance on any forward-looking statements, which represent our estimates and assumptions only as of the date hereof. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events or otherwise.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk.  You should carefully consider the following risk factors, as well as the other information set forth in this prospectus and the documents incorporated by reference herein and therein, before deciding whether to invest in our Common Stock.  Additional risks and uncertainties that we are unaware of may become important factors that affect us.  If any of these risks actually occur, our business, financial condition or operating results may suffer, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business and Industry

If we are unable to maintain or increase the number of visitors interacting with, and making purchases on, our owned-and-operated websites and mobile applications in a cost-effective manner, our business, financial condition and results of operations may be adversely affected.

We earn a substantial amount of our revenue from transactions occurring on, and from various advertising mechanisms associated with, our websites and Internet-based mobile applications. Providing a high-quality, highly-efficient and user-friendly online experience, in a cost-effective manner, is vital to our operations. Failure to do so could adversely affect user experiences and reduce traffic to our owned-and-operated websites and mobile applications, which would adversely affect our business, financial condition, results of operations and cash flows. To attract traffic, we utilize search engine optimization related to our websites and the content published on them, a strategy that involves building websites with the objective of having them rank well in unpaid search engine results. Our ability to successfully manage search engine optimization efforts across our owned-and-operated websites is dependent on our timely and effective modification of search engine optimization practices implemented in response to periodic changes in search engine algorithms and methodologies and changes in search query trends and our ability to offer websites and content responsive to ever-changing consumer interests and trends. Our failure to successfully manage our search engine optimization strategy could result in a substantial decrease in traffic to our owned-and-operated websites, or an inability to attract traffic to new websites that we launch which could adversely affect our business, financial condition, results of operations and cash flows.

Even if we succeed in attracting traffic to our owned-and-operated websites, we may not be successful in monetizing the traffic. Additionally, the costs of attracting and retaining users to our websites may exceed our ability to generate revenues from such activities, which could have an adverse effect on our business, financial condition, results of operations and cash flows.

Our travel and entertainment business is dependent on providers of travel and entertainment products.

Our travel and entertainment business relies on providers of travel and entertainment products (including lodging, air travel, show tickets and tours) to make their products available to consumers through us. Our arrangements with such providers generally do not require them to make available any specific quantity of such products, or to make such products available at any particular price. A significant reduction on the part of any of our major providers, or providers that are particularly popular with consumers, in their participation in our services for a sustained period of time or their complete withdrawal could have a material adverse effect on our business and results of operations.

Our travel business derives a significant portion of its revenues from the Las Vegas market and is especially subject to certain risks, including economic and competitive risks, associated with conditions in the Las Vegas area.

Because our Vegas.com subsidiary provides travel and entertainment booking services in the Las Vegas market exclusively, we are subject to greater risks from conditions in the Las Vegas area than travel booking companies that are more geographically diversified. Risks from conditions in the Las Vegas area include the following:

•	local economic and competitive conditions;

•	reduced land and air travel due to increasing fuel costs or transportation disruptions;

•	inaccessibility of the area due to inclement weather, natural disasters, road construction or closure of primary access routes;

•	the outbreak of public health threats in the area or the perception that such threats exist; and

•	a decline in the number of visitors.

Our travel business is particularly sensitive to reductions in discretionary consumer and corporate spending.

Expenditures on travel and entertainment and leisure activities are sensitive to personal and business-related discretionary spending levels and tend to decline or grow more slowly during economic downturns. Changes in discretionary spending or consumer preferences brought about by factors such as perceived or actual unfavorable changes in general economic conditions, high unemployment, perceived or actual changes in disposable consumer income and wealth, higher fuel or other transportation costs, or changes in consumer confidence could reduce demand for our services, which could adversely affect our travel business and our overall business, financial condition, results of operations and cash flows.

Declines or disruptions in the travel industry could adversely affect our travel business.

The success and financial performance of our travel business are affected by the health of the worldwide travel industry. Our business is sensitive to fluctuations in hotel supply, occupancy and average daily rates, decreases in airline capacity, periodically rising airline ticket prices, or the imposition of taxes or surcharges by regulatory authorities, all of which we have experienced historically.

Other factors that could negatively affect our business include:

•	air fare increases;

•	continued consolidation of air carriers and hotel providers;

•	travel-related strikes or labor unrest, bankruptcies or liquidations;

•	incidents of actual or threatened terrorism;

•	periods of political instability or geopolitical conflict in which travelers become concerned about safety issues;

•	natural disasters or events such as severe weather conditions, volcanic eruptions, hurricanes or earthquakes; and

•	health-related risks, such as the Ebola, H1N1, SARs and avian flu outbreaks.

Such concerns could result in a protracted decrease in demand for our travel services which, depending on its scope and duration and together with any future issues affecting travel safety, could adversely affect our business over the short and long-term. In addition, the disruption of the existing travel plans of a significant number of travelers upon the occurrence of certain events, such as severe weather conditions, actual or threatened terrorist activity or war, could result in the incurrence of significant additional costs and decrease our revenues leading to constrained liquidity if we provide relief to affected travelers by refunding the price or fees associated with hotel reservations and other travel products and services.

As a creator and a distributor of digital content, we face potential liability for legal claims based on the nature and content of the materials that we create or distribute, or that are accessible via our owned-and-operated websites.

As a creator and distributor of original content and content provided by third parties, we face potential liability for legal claims, including defamation, negligence, unlawful practice of a licensed profession, copyright or trademark infringement or other legal theories relating to the information we publish on our websites, and under various laws, including the Lanham Act, the Digital Millennium Copyright Act and the Copyright Act. We may also be exposed to similar liability in connection with content that is posted to our owned-and-operated websites by users and other third parties through comments, profile pages, discussion forums and other social media features. In addition, it is also possible that visitors to our owned-and-operated websites could make claims against us for losses incurred in reliance upon information provided on our owned-and-operated websites. Any of these claims could result in significant costs to investigate and defend, regardless of the merit of the claims. If we are not successful in our defense, we may be forced to pay substantial damages. While we run our content through a rigorous quality control process, there is no guarantee that we will avoid future liability and potential expenses for legal claims, which could affect our business, financial condition, results of operations and cash flows.

Laws relating to the liability of providers of online services for activities of their advertisers and for the content of their advertisers’ listings are currently unsettled. Such claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We may not successfully avoid liability for unlawful activities carried out by advertisers displayed on our websites. If we are subjected to such lawsuits, it may adversely affect our business.

The failures of third-party network and technology providers to provide adequate services in the future could cause technical problems with or failure of our websites or traffic, which could inhibit our revenues or damage our reputation and relationships with users, advertisers, and content providers.

We rely on many third-party businesses for technological, network, and expert services. Our ability to operate successfully depends on the successful operation of these third-party businesses, which carry their own risks. If one of our third-party vendors fails to deliver expected services, our websites and, therefore, our business could suffer operating problems or temporary failures. If there is a problem or failure with our websites, it could hurt our ability to advertise and damage our reputation with consumers and advertisers. Additionally, a termination of our hosting agreements or failure to renew on favorable terms could affect our business. Shifting hosting services could require management focus and time and potentially disrupt operations of our websites.

In addition, as operators of content websites reliant on user traffic to sell advertising, our users must have adequate and functioning Internet access. Technical problems with Internet access providers such as cable, DSL satellite or mobile companies may inhibit user access to our websites and slow traffic. Such events as power outages caused by blackouts, brown outs, storm outages or other power issues could also cause loss of user access to our websites.

We process, store and use personal information, payment card information and other consumer data, which subjects us to risks stemming from possible failure to comply with governmental regulation and other legal obligations.

We may acquire personal or confidential information from users of our websites and mobile applications, and we have posted our privacy policies and practices concerning the collection, use and disclosure of user data on such websites and mobile applications.

Numerous laws exist regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information, payment card information and other consumer data, the scope of which are changing, subject to differing interpretations, and may be inconsistent between countries or conflict with other rules. We strive to comply with all applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection; however, these obligations may possibly be interpreted and applied in a manner that is inconsistent from one jurisdiction to another, and they may conflict with other rules or with our practices. Any failure or perceived failure by us, or our service providers, to comply with the privacy policies, privacy-related obligations to users or other third parties, or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information, payment card information or other consumer data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause our customers and members to lose trust in us, as well as subject us to bank fines, penalties or increased transaction costs, all of which could have an adverse effect on our business.

The regulatory framework for privacy issues worldwide is currently in flux and is likely to remain so for the foreseeable future. Practices regarding the collection, use, storage, transmission and security of personal information by companies operating over the Internet have recently come under increased public scrutiny. The U.S. Congress and federal agencies, including the Federal Trade Commission (the “FTC”) and the Department of Commerce, are reviewing the need for greater regulation for the collection and use of information concerning consumer behavior on the Internet, including regulation aimed at restricting certain targeted advertising practices. Some U.S. courts are also considering the applicability of existing federal and state statutes, including computer trespass and wiretapping laws, to the collection and exchange of information online. Our introduction of new products, the expansion of our activities in certain jurisdictions, or other actions that we may take may subject us to additional laws, regulations, or other government scrutiny. In addition, foreign data protection, privacy, competition, and other laws and regulations can impose different obligations or be more restrictive than those in the United States. Countries in other regions, most notably Asia, Eastern Europe and Latin America, are increasingly implementing new privacy regulations, resulting in additional compliance burdens and uncertainty as to how some of these laws will be interpreted.

Our network operations may be vulnerable to hacking, viruses and other disruptions, which may make our products and services less attractive and reliable and give rise to liabilities.

Our marketplaces and information technology platform generate and process a large quantity of personal, transactional, demographic and behavioral data. The security of data when engaging in e-commerce is essential to maintaining consumer confidence in our services. Any security breach whether instigated internally or externally on our system or other Internet based systems could significantly harm our reputation and therefore our business, brand, market share and results of operations. We require user names and passwords in order to access our information technology systems. We also use encryption and authentication technologies to secure the transmission and storage of data and prevent access to our data or accounts. It is possible that computer circumvention capabilities, new discoveries or advances or other developments, including our own acts or omissions, could result in a compromise or breach of consumer data. For example, third parties may attempt to fraudulently induce employees or customers to disclose user names, passwords or other sensitive information (“phishing”), which may in turn be used to access our information technology systems or to defraud our customers.

Our existing security measures may not be successful in preventing security breaches. A party (whether internal, external, an affiliate or unrelated third party) that is able to circumvent our security systems could steal consumer information or transaction data or other proprietary information and cause disruptions in our service. We may be required to expend significant resources to protect against security breaches or to address problems caused and liabilities incurred by breaches. These issues are likely to become more difficult to manage as we expand the number of places where we operate and as the tools and techniques used in such attacks become more advanced. Security breaches could result in severe damage to our information technology infrastructure, including damage that could impair our ability to offer our services, as well as loss of customer, financial or other data that could materially and adversely affect our ability to conduct our business, satisfy our commercial obligations or meet our public reporting requirements in a timely fashion or at all. Security breaches could also result in negative publicity, damage our reputation, expose us to risk of loss or litigation and possible liability, subject us to regulatory penalties and sanctions, or cause consumers to lose confidence in our security and choose to use the services of our competitors, any of which would have a negative effect on the value of our brand, our market share and our results of operations. Our insurance policies carry low coverage limits, and would likely not be adequate to reimburse us for losses caused by security breaches.

We also face risks associated with security breaches affecting third parties conducting business over the Internet. Consumers generally are concerned with security and privacy on the Internet, and any publicized security problems could inhibit the growth of the Internet and negatively affect consumers' willingness to provide private information or effect commercial transactions on the Internet generally, including through our services. Additionally, consumers using our services could be affected by security breaches at third parties such as travel service providers, payroll providers, health plan providers, payment processors or GDSs upon which we rely. If these third parties or developers fail to adopt or adhere to adequate data security practices, or in the event of a breach of their networks, our data or our customers’ data may be improperly accessed, used, or disclosed. A security breach at any such third-party marketing affiliate, travel service provider, GDS or other third party on which we rely could also be perceived by consumers as a security breach of our systems and in any event could result in negative publicity, damage our reputation, expose us to risk of loss or litigation and possible liability and subject us to regulatory penalties and sanctions. In addition, such third parties may not comply with applicable disclosure requirements, which could expose us to liability.

We are also subject to payment card association rules and obligations under our contracts with payment card processors. Under these rules and obligations, if information is compromised, we could be liable to payment card issuers for associated expenses and penalties. In addition, if we fail to follow payment card industry security standards, even if no customer information is compromised, we could incur significant fines or experience a significant increase in payment card transaction costs.

Additionally, in December 2013, we converted from hardware storage in data room to a cloud-based infrastructure. Like many companies using the cloud, we continually strive to meet industry information security standards relevant to our business. We continuously perform vulnerability assessments, review log/access, perform system maintenance, and manage network perimeter protection. A breach of external perimeter may lead to the loss of confidential information.

Our products and internal systems rely on software that is highly technical, and if it contains undetected errors, our business could be adversely affected.

Our products and internal systems rely on software, including software developed or maintained internally and/or by third parties, that is highly technical and complex. In addition, our products and internal systems depend on the ability of such software to store, retrieve, process, and manage immense amounts of data. The software on which we rely has contained, and may now or in the future contain, undetected errors, bugs, or vulnerabilities. Some errors may only be discovered after the code has been released for external or internal use. Errors or other design defects within the software on which we rely may result in a negative experience for users and marketers who use our products, delay product introductions or enhancements, result in measurement or billing errors, or compromise our ability to protect the data of our users and/or our intellectual property. Any errors, bugs, or defects discovered in the software on which we rely could result in damage to our reputation, loss of users, loss of revenue, or liability for damages, any of which could adversely affect our business and financial results.

The successful operation of our KanKan mobile application and the associated data intelligence software, as well as our FansTang website, will depend upon the performance and reliability of the Internet infrastructure in China.

The successful operation of KanKan and FansTang will depend on the performance and reliability of the Internet infrastructure in China. Almost all access to the Internet is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of

Industry and Information Technology of China. In addition, the national networks in China are connected to the Internet through state-owned international gateways, which are the only channels through which a domestic user can connect to the Internet outside of China. We may not have access to alternative networks in the event of disruptions, failures or other problems with China’s Internet infrastructure. In addition, the Internet infrastructure in China may not support the demands associated with continued growth in Internet usage.

The failure of telecommunications network operators to provide us with the requisite bandwidth could also interfere with the speed and availability of KanKan. We have no control over the costs of the services provided by the national telecommunications operators. If the prices that we pay for telecommunications and Internet services rise significantly, our gross margins could be adversely affected. In addition, if Internet access fees or other charges to Internet users increase, our user traffic may decrease, which in turn may cause a decrease in our revenues.

We may be subject to liability in China with respect to KanKan and FansTang for content that is alleged to be socially destabilizing, obscene, defamatory, libelous or otherwise unlawful.

Under the laws of the People’s Republic of China, we will be required to monitor our websites and the websites hosted on our servers and mobile interfaces for items or content deemed to be socially destabilizing, obscene, superstitious or defamatory, as well as items, content or services that are illegal to sell online or otherwise in other jurisdictions in which we operate, and promptly take appropriate action with respect to such items, content or services. We may also be subject to potential liability in China for any unlawful actions of our customers or users of our websites or mobile interfaces or for content we distribute that is deemed inappropriate. It may be difficult to determine the type of content that may result in liability to us, and if we are found to be liable, we may be subject to fines, have our relevant business operation licenses revoked, or be prevented from operating our websites or mobile interfaces in China.

Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

We regard our copyrights, service marks, trademarks, trade secrets and other intellectual property as critical to our success. Unauthorized use of our intellectual property by third parties may adversely affect our business and reputation. We rely on trademark and copyright law, trade secret protection and confidentiality agreements with our employees, customers, business partners and others to protect our intellectual property rights. Despite our precautions, it is possible for third parties to obtain and use our intellectual property without authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet related industries are uncertain and still evolving. In particular, the laws of the People’s Republic of China are uncertain or do not protect intellectual property rights to the same extent as do the laws of the United States. Moreover, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Future litigation could result in substantial costs and diversion of resources.

We may be subject to intellectual property infringement claims, which may force us to incur substantial legal expenses and, if determined adversely against us, materially disrupt our business.

We cannot be certain that our brands and services will not infringe valid patents, copyrights or other intellectual property rights held by third parties. We cannot provide assurance that we will avoid the need to defend against allegations of infringement of third-party intellectual property rights, regardless of their merit. Intellectual property litigation is very expensive, and becoming involved in such litigation could consume a substantial portion of our managerial and financial resources, regardless of whether we win. Substantially greater resources may allow some of our competitors to sustain the cost of complex intellectual property litigation more effectively than us; we may not be able to afford the cost of such litigation.

Should we suffer an adverse outcome from intellectual property litigation, we may incur significant liabilities, we may be required to license disputed rights from third parties, or we may have to cease using the subject technology. If we are found to infringe upon third-party intellectual property rights, we cannot provide assurance that we would be able to obtain licenses to such intellectual property on commercially reasonable terms, if at all, or that we could develop or obtain alternative technology. If we fail to obtain such licenses at a reasonable cost, such failure may materially disrupt the conduct of our business, and could consume substantial resources and create significant uncertainties. Any legal action against us or our collaborators could lead to:

•	payment of actual damages, royalties, lost profits, potentially treble damages and attorneys’ fees if we are found to have willfully infringed a third party’s patent rights;

•	injunctive or other equitable relief that may effectively block our ability to further develop, commercialize and sell our products;

•	us or our collaborators having to enter into license arrangements that may not be available on commercially acceptable terms, if at all; or

•	significant cost and expense, as well as distraction of our management from our business.

The negative outcomes discussed above could adversely affect our ability to conduct business, financial condition, results of operations and cash flows.

New regulations governing the Internet and e-commerce may negatively affect our business.

Any new legislation or regulation, or the application of existing laws and regulations to the Internet or other online services, could have a material adverse effect on our business, prospects, and financial conditions and results of operations.

In 2013, the FTC issued a letter reiterating the guidance it issued in 2002, which recommended that all search engine companies ensure that all paid search results are clearly distinguished from non-paid results, that the use of paid search is clearly and conspicuously explained and disclosed and that other disclosures are made to avoid misleading users about the possible effects of paid search listings on search results. The adoption of laws or regulations relating to placement of paid search advertisements or user privacy, defamation or taxation may inhibit the growth in use of the Internet, which in turn, could decrease the demand for our services and increase our cost of doing business or otherwise have a material adverse effect on our business, prospects, financial condition and results of operations.

The application of new and existing laws and regulations to the Internet or other online services has had a material adverse effect on our business, prospects, financial condition and results of operations in the past. For example, on April 17, 2007, the U.S. House of Representatives passed H.R. 1677, The Taxpayer Protection Act of 2007 (“H.R. 1677”). Section 8 of H.R. 1677 would have amended Section 333, Title 31 of the U.S. Code to include Internet domain addresses in the prohibition on certain use of the U.S. Department of the Treasury names and symbols. Although the legislation was never passed by the Senate or signed into law and the bill ceased with the ending of the 110th Congress in January 2009, there is no guarantee that similar legislation won’t be introduced and passed into law by the current or future Congress. While the ultimate impact of any such proposed legislation is not presently determinable, if enacted, such legislation may adversely impact our overall operations. We own the Internet domain address US Tax Center at www.irs.com, which is an acronym commonly associated with the Internal Revenue Service, a division of the U.S.

Department of the Treasury. While the bill was never passed into law, if enacted, the passage of such legislation could have severely adversely affected our use of our Internet domain address US Tax Center at www.irs.com as well as our overall operations. In the event a bill such as H.R. 1677 were to become law, we intend to continue to be diligent in our communications with the Internal Revenue Service and Congress in an effort to mitigate any potential negative effects of such legislation.

We face intense competition from larger, more established companies, and we may not be able to compete effectively, which could reduce demand for our services.

The market for the services we offer is increasingly and intensely competitive. Nearly all our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Our competitors may secure more favorable revenue arrangements with advertisers, devote greater resources to marketing and promotional campaigns, adopt more aggressive growth strategies and devote substantially more resources to website and systems development than we do. In addition, the Internet media and advertising industries continue to experience consolidation, including the acquisitions of companies offering travel and finance-related content and services and paid search services. Industry consolidation has resulted in larger, more established and well-financed competitors with a greater focus. If these industry trends continue, or if we are unable to compete in the Internet media and paid search markets, our financial results may suffer.

Additionally, larger companies may implement policies and/or technologies into their search engines or software that make it less likely that consumers can reach our websites and less likely that consumers will click-through on sponsored listings from our advertisers. The implementation of such technologies could result in a decrease in our revenues. If we are unable to successfully compete against current and future competitors, our operating results will be adversely affected.

If we do not effectively manage our growth, our operating performance will suffer and our financial condition could be adversely affected.

Substantial future growth will be required in order for us to realize our business objectives. To the extent we are capable of achieving this growth, it will place significant demands on our managerial, operational and financial resources. Additionally, this growth will require us to make significant capital expenditures, hire, train and manage a larger work force, and allocate valuable management resources. We must manage any such growth through appropriate systems and controls in each of these areas. If we do not manage the growth of our business effectively, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

In addition, as our business grows, our technological and network infrastructure must keep in-line with our traffic and advertiser needs. Future demand is difficult to forecast and we may not be able to adequately handle large increases unless we spend substantial amounts to augment our ability to handle increased traffic. Additionally, the implementation of increased network capacity contains some execution risks and may lead to ineffectiveness or inefficiency. This could lead to a diminished experience for our consumers and advertisers and damage our reputation and relationship with them, leading to lower marketability and negative effects on our operating results. Moreover, the pace of innovative change in network technology is fast and if we do not keep up, we may lag behind competitors. The costs of upgrading and improving technology could be substantial and negatively affect our business, financial condition, results of operations and cash flows.

Risks Relating to our Company

We have a history of operating losses and we may not generate sufficient revenue to support our operations.

During the three months ended March 31, 2017, and in each fiscal year since our inception, we have incurred net losses and generated negative cash flow from operations, resulting in an accumulated deficit of $193.1 million.

We believe that our acquisitions of Vegas.com, LLC (the “VDC Acquisition”) and assets of China Branding Group Limited (the “CBG Acquisition”) will provide us with additional revenue sources, but we cannot provide assurance that revenue generated from these businesses or our other businesses will be sufficient to sustain our operations in the long term. We have implemented measures to reduce operating costs, and we continuously evaluate other opportunities to reduce costs. Additionally, we are actively assessing the sale of certain non-core assets, considering sales of minority interests in certain of our operating businesses, and evaluating potential acquisitions that would provide additional revenue. However, we may need to obtain additional capital through equity financing, debt financing, or by divesting of certain assets or businesses. Should we fail to successfully implement our plans described herein, such failure would have a material adverse effect on our business, including the possible cessation of operations.

Conditions in the debt and equity markets, as well as the volatility of investor sentiment regarding macroeconomic and microeconomic conditions, will play primary roles in determining whether we can successfully obtain additional capital. We cannot be certain that we will be successful at raising capital, whether in an equity financing, debt financing, or by divesting of certain assets or businesses, on commercially reasonable terms, if at all. In addition, if we obtain capital by issuing equity, such transaction(s) may dilute existing stockholders.

Additionally, in connection with the VDC Acquisition, we entered into the Financing Agreement, dated as of September 24, 2015 (as amended, the “Financing Agreement”) with certain of our subsidiaries as borrowers (together with Remark, the “Borrowers”), certain of our subsidiaries as guarantors, the lenders from time to time party thereto (the “Lenders”) and MGG Investment Group LP, in its capacity as collateral agent and administrative agent for the Lenders (“MGG”), pursuant to which the Lenders initially extended credit to the Borrowers consisting of a term loan in the aggregate principal amount of $27.5 million (the “Loan”). On September 20, 2016, in connection with the CBG Acquisition, we entered into Amendment No. 1 to Financing Agreement (the “Financing Amendment”) which, among other changes, increased the Loan by $8.0 million to a total aggregate principal amount of $35.5 million. The Financing Agreement contains limitations on our ability and the ability of our subsidiaries to, among other things, incur additional debt and transfer, sell or otherwise dispose of assets, without the consent of the Lenders.

On November 9, 2016, we entered into a common stock purchase agreement (the “Aspire Purchase Agreement”) with Aspire Capital Fund, LLC, an Illinois limited liability company (“Aspire Capital”), which provides that Aspire Capital is committed to purchase up to an aggregate of $20.0 million of shares of our Common Stock over the 30-month term of the Aspire Purchase Agreement. As of May 19, 2017, Aspire has purchased $2.5 million of shares of our Common Stock under the Aspire Purchase Agreement. Even if we are able to access the full amount available under the Aspire Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans.

Our substantial indebtedness and other payment obligations could adversely affect our financial health.

We have outstanding principal indebtedness of $35.5 million under the Loan. The Loan amount outstanding accrues interest at the three-month LIBOR (with a floor of 1%) plus 10.0% per annum, payable monthly, and the Loan has a maturity date of September 24, 2018. The Loan is secured by a first-priority lien on, and security interest in, all assets of Remark and our subsidiaries, subject to certain exceptions.

The Financing Agreement and related documents also provide for certain fees payable to the Lenders, including a $2.5 million exit fee, and for the issuance of warrants to purchase shares of our Common Stock, certain of which warrants provide the holder with the right to sell the warrant back to Remark on its expiration date in exchange for $3.0 million in cash (reduced pro rata based on the percentage of the warrant exercised).

Our substantial indebtedness and other payment obligations could have important consequences to our stockholders. For example, it could:

•
require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for working capital and general corporate purposes;

•	increase our vulnerability to and limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	limit our ability to borrow additional funds; and

•	make us more vulnerable to a general economic downturn than a company that is less leveraged.

The Financing Agreement contains certain covenants that restrict our ability to engage in certain transactions and may impair our ability to respond to changing business and economic conditions.

The Financing Agreement requires us to satisfy various covenants, including financial covenants with respect to quarterly earnings before interest, taxes, depreciation and amortization (“EBITDA”) levels and the value of our assets. The Financing Agreement also contains restrictions on our abilities to engage in certain transactions without the consent of the Lenders, and may limit our ability to respond to changing business and economic conditions. These restrictions include, among other things, limitations on our ability and the ability of our subsidiaries to:

•	create liens on assets to secure debt;

•	incur additional debt;

•	merge or consolidate with another company;

•	transfer, sell or otherwise dispose of assets;

•	engage in other businesses;

•	make investments;

•	enter into transactions with affiliates; and

•	create dividend and other payment restrictions affecting subsidiaries.

Our inability to comply with the financial covenants under the Financing Agreement could have a material adverse effect on our financial condition.

The Financing Agreement contains certain affirmative and negative covenants, including but not limited to financial covenants with respect to quarterly EBITDA levels and the value of our assets. As of and for the three months ended March 31, 2017, we were in compliance with all applicable financial covenants under the Financing Agreement. If we fail to comply with any financial covenant under the Financing Agreement going forward, under certain circumstances after a cure period, the Lender may demand the repayment of the Loan amount outstanding and unpaid interest thereon, which could have a material adverse effect on our financial condition.

Our VDC Acquisition, CBG Acquisition and any future acquisitions, business combinations and other transactions present integration risk and may have negative consequences for our business and our stockholders.

We completed the VDC Acquisition in September 2015 and the CBG Acquisition in September 2016 and plan to continuously monitor certain strategic acquisition opportunities. The process of integrating acquired businesses into our existing operations may result in unforeseen difficulties, liabilities and costs. Both the VDC Acquisition and CBG Acquisition involve the integration of businesses that had previously operated independently as privately held companies. Significant management attention and resources are required to integrate these businesses, as may be the case with any future acquisitions. Difficulties that we encounter in integrating the operations of these businesses and other acquired businesses could have a material adverse effect on our business, financial condition, results of operations, cash flows, and stock price following the acquisition. Even if the combined company is able to integrate the business operations successfully, there can be no assurance that this integration will result in the realization of the anticipated benefits of synergies, innovation and operational efficiencies or that these benefits will be achieved within a reasonable period of time and cost effectively.

We continue to evolve our business strategy and develop new brands and services, and our future prospects are difficult to evaluate.

We are in varying stages of development with regard to our business, so our prospects must be considered in light of the many risks, uncertainties, expenses, delays, and difficulties frequently encountered by companies in their early stages of development. Some of such risks and difficulties include our ability to, among other things:

•	increase the number of users of our websites and mobile applications;

•	manage and implement new business strategies;

•	successfully commercialize and monetize our assets;

•	successfully attract advertisers for our owned and operated websites;

•	continue to raise additional working capital;

•	manage operating expenses;

•	establish and take advantage of strategic relationships;

•	manage and adapt to rapidly changing and expanding operations;

•	respond effectively to competitive developments; and

•	attract, retain and motivate qualified personnel.

Because of the early stage of development of certain of our business operations, we cannot be certain that our business strategy will be successful or that it will successfully address the risks described or alluded to above. Any failure by us to successfully implement our new business plans could have a material adverse effect on our business, financial condition, results of operations and cash flows. Furthermore, growth into new areas may require changes to our cost structure, modifications to our infrastructure and exposure to new regulatory, legal and competitive risks.

If we are not able to attract and retain key management, we may not successfully integrate the acquired assets into our historical business or achieve our other business objectives.

We will depend upon the contributions of our senior management, including our Chief Executive Officer and Chief Financial Officer, for our future business success. The loss of the service of any of the key members of our senior management may significantly delay or prevent the integration of the contributed assets and other business objectives.

Our investment in Sharecare’s equity securities involves a substantial degree of risk.

Sharecare operates in the highly-competitive Internet industry and might not achieve profitability or consumer acceptance in the near term, if ever. Our investment in Sharecare’s equity securities is illiquid and might fail to appreciate and might decline in value or become worthless. It is unlikely our Sharecare equity securities will pay current dividends, and our ability to realize a return on our investment, as well as to recover our investment, will be dependent on the success of Sharecare.

Even if Sharecare is successful, our ability to realize the value of our investment might be limited. Because it is a private company, there is no public market for Sharecare’s securities, and the Sharecare securities are subject to restrictions on resale that might prevent us from selling these securities during periods in which it would be advantageous to do so. As a result, we might have to wait for a liquidity event, such as a public offering or the sale of Sharecare, to realize the value of our investment, if any.

Sharecare may need to raise additional capital, or make additional acquisitions, and our equity position in Sharecare may be diluted if Sharecare issues additional equity, options, or warrants. If Sharecare makes a capital call of its existing equity holders, our position may be diluted if we choose not to contribute additional capital.

We could incur further asset impairment charges for intangible assets or other long-lived assets.

We have intangible assets and other long-lived assets, therefore future lower-than-anticipated financial performance or changes in estimates and assumptions, which in many cases require significant judgment, could result in impairment charges. We test intangible assets that are determined to have an indefinite life for impairment during the fourth quarter of each fiscal year, and assess whether factors or indicators, such as unfavorable variances from established business plans, significant changes in forecasted results or volatility inherent to external markets and industries, become apparent that would require an interim test. Adverse changes in the operating environment and related key assumptions used to determine the fair value of our indefinite lived intangible assets or declines in the value of our Common Stock may result in future impairment charges for a portion or all of these assets. Any further impairment charge could have a material adverse effect on our business, financial position and results of operations, but would not be expected to have an impact on our cash flows or liquidity.

Risks Relating to Our Common Stock

Our stock price has fluctuated considerably and is likely to remain volatile, and various factors could negatively affect the market price or market for our Common Stock.

The trading price of our Common Stock has been and may continue to be volatile. From January 1, 2015 through May 19, 2017, the high and low sales prices for our Common Stock were $5.50 and $2.65, respectively. The trading price of our Common Stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	general market and economic conditions;

•	the low trading volume and limited public market for our Common Stock;

•	minimal third-party research regarding our company; and

•	the current and anticipated future operating performance and equity valuation of Sharecare, in which we have a significant equity investment.

In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

The concentration of our stock ownership may limit individual stockholder ability to influence corporate matters.

As of May 19, 2017, our Chairman and Chief Executive Officer, Kai-Shing Tao, may be deemed to beneficially own 8,630,634 shares, or 33.7% of our Common Stock, Ashford Capital Management, Inc. may be deemed to beneficially own 1,915,188 shares, or 8.5% of our Common Stock, and Ernest T. Lee may be deemed to beneficially own 1,981,932 shares, or 8.7% of our Common Stock. The interests of these stockholders may not always coincide with the interests of other stockholders, and they may act in a manner that advances their best interests and not necessarily those of other stockholders, and might affect the prevailing market price for our securities.

If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate actions. Such concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our Common Stock.

Sales of our Common Stock to Aspire Capital may cause substantial dilution to our existing stockholders and the sale of the shares of Common Stock acquired by Aspire Capital could cause the price of our Common Stock to decline.

Pursuant to our public equity line with Aspire Capital, we issued 151,515 shares of our Common Stock and may sell as much as an aggregate of $20 million of our Common Stock to Aspire Capital from time to time over the 30-month term of the Aspire Purchase Agreement, which expires May 9, 2019. The number of shares ultimately sold to Aspire Capital is dependent upon the number of shares we elect to sell to Aspire Capital under the Aspire Purchase Agreement. Depending on a variety of factors, including market liquidity of our Common Stock, the sale of shares under the Aspire Purchase Agreement may cause the trading price of our Common Stock to decline.

Aspire Capital may ultimately purchase all or only some of the $20 million of Common Stock under the Aspire Purchase Agreement. After Aspire Capital has acquired shares under the Aspire Purchase Agreement, it may sell all, some or none of those shares. Sales to Aspire Capital pursuant to the Aspire Purchase Agreement may result in dilution to the interests of other holders of our Common Stock. The sale of a substantial number of shares of our Common Stock to Aspire Capital, or anticipation of such sales, could cause the trading price of our Common Stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire. However, we have the right under the Aspire Purchase Agreement to control the timing and amount of sales of our shares to Aspire Capital, and the Aspire Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us. As of May 19, 2017, we have sold 602,614 shares of Common Stock to Aspire Capital in exchange for $2.5 million pursuant to our public equity line.

A significant number of additional shares of our Common Stock may be issued under the terms of existing securities, which issuances would substantially dilute existing stockholders and may depress the market price of our Common Stock.

As of May 19, 2017, we had outstanding options to purchase 7,253,476 shares of Common Stock and warrants to purchase 15,384,452 shares of Common Stock. The outstanding warrants include the warrants we issued in connection with the VDC Acquisition and the financing related thereto (referred to herein as the VDC Acquisition Warrants and the VDC Financing Warrants, respectively) and warrants we issued in connection with the CBG Acquisition and the Financing Amendment (referred to herein as the CBG Acquisition Warrants and the CBG Financing Warrants, respectively), providing for the right to purchase 8,601,410; 2,786,535; 40,000 and 2,741,229 shares of Common Stock, respectively, at per-share exercise prices of $9.00, $8.33, $10.00 and $5.36, respectively. We are also committed to the future issuance of additional CBG Acquisition Warrants allowing for the purchase of 5,710,000 shares of Common Stock at a per-share exercise price of $10.00, subject to certain anti-dilution adjustments. The VDC Acquisition Warrants, the VDC Financing Warrants, the CBG Acquisition Warrants and the CBG Financing Warrants are exercisable on a cashless basis only and therefore effectively cannot be exercised to purchase shares of Common Stock unless the applicable market value of the Common Stock exceeds the applicable exercise price under the terms thereof.

Though the VDC Acquisition Warrants cannot be exercised unless the applicable market value of the Common Stock exceeds the applicable exercise price under the terms thereof, they also provide each holder with the right to sell its VDC Acquisition Warrant back to us on its expiration date in exchange for shares of our Common Stock having a value equivalent to the value of the VDC Acquisition Warrant at the closing of the VDC Acquisition, provided that this right terminates if the closing price of our Common Stock equals or exceeds $10.16 for any 20 trading days during a period of 30 consecutive trading days at any time on or prior to the expiration date.

Though the CBG Acquisition Warrants cannot be exercised unless the applicable market value of the Common Stock exceeds the applicable exercise price under the terms thereof, they also provide that if the closing price of our Common Stock does not exceed the sum of $10.00 per share plus the fair value of the CBG Acquisition Warrants at the time of issuance (the “Assumed Warrant Value”) for any 15 individual trading days in any consecutive 30-trading-day period between the closing date and September 20, 2020, we will issue on September 20, 2020, in exchange for the CBG Acquisition Warrants, such number of shares of Common Stock equal to (x) the number of shares issuable upon exercise of the CBG Acquisition Warrants, multiplied by (y) 50% of the Assumed Warrant Value, divided by (z) the volume weighted average price of our Common Stock during the 30 trading days ending on September 20, 2020.

The issuance of Common Stock pursuant to the warrants described above would substantially dilute the proportionate ownership and voting power of existing stockholders, and their issuance, or the possibility of their issuance, may depress the market price of our Common Stock.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of Remark more difficult, which acquisition may be beneficial to stockholders.

Provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as well as provisions of the General Corporation Law of the State of Delaware (“DGCL”), which may discourage, delay or prevent a merger with, acquisition of or other change in control of Remark, even if such a change in control would be beneficial to our stockholders, include the following:

•	only our Board of Directors may call special meetings of our stockholders;

•	our stockholders may take action only at a meeting of our stockholders and not by written consent;

•	we have authorized, undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval.

Additionally, Section 203 of the DGCL prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. We have not opted out of the restriction under Section 203, as permitted under DGCL.

Further, we have adopted a Tax Benefit Preservation Plan, dated as of June 4, 2015, that generally is designed to deter any person from acquiring shares of our Common Stock if the acquisition would result in such person beneficially owning 4.99% or more of our Common Stock without the approval of our Board of Directors. The Tax Benefit Preservation Plan expires on June 4, 2018.

USE OF PROCEEDS

The shares of Common Stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus. See “Selling Stockholders”. All net proceeds from the sale of the Common Stock will go to the stockholders who offer and sell their shares. We will not receive any part of the proceeds from such sales of Common Stock. We will, however, receive the exercise price of options to purchase Common Stock at the time of their exercise. Such proceeds will be contributed to working capital and will be used for general corporate purposes.

SELLING STOCKHOLDERS

This prospectus relates to the reoffer and resale of shares of Common Stock issued or that may be issued to the selling stockholders under our 2006 Equity Incentive Plan, our 2010 Equity Incentive Plan and our 2014 Incentive Plan.
The following table sets forth (i) the number of shares of Common Stock beneficially owned by each selling stockholder as of May 19, 2017, (ii) the number of shares to be offered for resale by each selling stockholder (i.e., the total number of shares underlying options and restricted stock awards held by each selling stockholder regardless of whether such options are presently exercisable or exercisable within 60 days after May 19, 2017), and (iii) the number and percentage of shares of Common Stock that each selling stockholder will beneficially own after completion of the offering, assuming that all shares of Common Stock that may be offered for resale are sold and no other shares of Common Stock beneficially owned by the selling stockholders also are sold.
Unless otherwise indicated, the address for each of the selling stockholders named below is c/o Remark Holdings, Inc., 3960 Howard Hughes Parkway, Suite 900, Las Vegas, Nevada 89169.

				Shares Beneficially Owned After the Offering
Name	Number of Shares Beneficially Owned		Number of Shares to be Offered for Resale	Number	Percentage [1]
Kai-Shing Tao	8,630,634	[2]	2,737,499	5,893,135	25.6%
Theodore P. Botts	219,184	[3]	219,184	—	*
William W. Grounds	187,000	[4]	182,000	5,000	*
Brett Ratner	50,000	[5]	50,000	—	*
Douglas M. Osrow	619,000	[6]	615,000	4,000	*

Note:
Mr. Tao has served as our Chief Executive Officer since December 2012, previously serving as Co-Chief Executive Officer since October 2012, and as a member of our board of directors since 2007 and Chairman of the Board since October 2012. Messrs. Botts, Grounds and Ratner have served as members of our board of directors since 2007, 2013, and 2017, respectively. Mr. Osrow has served as our Chief Financial Officer since October 2013.

1.
The applicable percentage of ownership for each beneficial owner is based on 22,653,322 shares of Common Stock outstanding as of May 19, 2017. A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days after May 19, 2017, upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and that are currently exercisable (i.e., that are exercisable within 60 days after May 19, 2017) have been exercised. An asterisk in this column represents that the listed person beneficially owns less than one percent after the offering.

2.
Consists of (i) 144,749 shares of Common Stock and options to purchase 2,942,750 shares of Common Stock held by Mr. Tao, (ii) 5,246,314 shares of Common Stock held by Digipac, LLC (“Digipac”), (iii) 275,000 shares of Common Stock held by Pacific Star Capital Management, L.P. (“Pacific Star Capital”) and (iv) 21,821 shares of Common Stock held by Pacific Star HSW LLC (“Pacific Star HSW”). Mr. Tao, as the manager and a member of Digipac, the Chief Investment Officer and sole owner of Pacific Star Capital, and the control person of Pacific Star HSW, may be deemed to beneficially own the shares of Common Stock beneficially owned by Digipac, Pacific Star Capital and Pacific Star HSW. Mr. Tao disclaims beneficial ownership of the shares of Common Stock beneficially owned by Digipac and Pacific Star HSW, except to the extent of his pecuniary interest therein.

3.	Includes 177,857 shares of Common Stock issuable upon exercise of options.

4.	Includes 175,000 shares of Common Stock issuable upon exercise of options.

5.	Consists of 50,000 shares of Common Stock issuable upon exercise of options.

6.	Includes 575,000 shares of Common Stock issuable upon exercise of options.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock covered by this prospectus for the selling stockholders listed in the table set forth under the caption “Selling Stockholders”. We will bear all expenses in connection with the preparation of this prospectus. The selling stockholders will bear all expenses associated with the sale of the shares of Common Stock. We will not receive any of the proceeds from the offering or sale of the selling stockholders’ shares of Common Stock.

The selling stockholders may offer their shares of our Common Stock directly or through pledgees, donees, transferees or other successors-in-interest in one or more of the following transactions:

•	On any stock exchange on which the shares of Common Stock may be listed at the time of sale;

•	In negotiated transactions;

•	In the over-the-counter market; and

•	In a combination of any of the above transactions.

The selling stockholders may offer their shares of Common Stock at any of the following prices:

•	Fixed prices that may be changed;

•	Market prices prevailing at the time of sale;

•	Prices related to such prevailing market prices; and

•	At negotiated prices.

Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We have advised the selling stockholders that the anti-manipulative rules of Regulation M under the Exchange Act may apply to sales in the market and have informed them of the possible need for delivery of copies of this prospectus.

Our Common Stock is listed on the Nasdaq Capital Market under the ticker symbol MARK.

The selling stockholders may effect such transactions by selling shares of Common Stock to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Any broker-dealer acquiring shares of Common Stock from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on the Nasdaq Capital Market or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The selling stockholders and any broker-dealers that act in connection with the sale of the shares of Common Stock hereunder might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the selling stockholders and applicable transfer taxes, are payable by the selling stockholders.

The selling stockholders reserve the right to accept, and together with any agent of the selling stockholder, to reject in whole or in part any proposed purchase of the shares of Common Stock. The selling stockholders will pay any sales commissions or other seller’s compensation applicable to such transactions.

We have not registered or qualified offers and sales of shares of Common Stock under the laws of any country other than the United States. To comply with certain states’ securities laws, if applicable, the selling stockholders will offer and sell their shares of Common Stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling stockholders may not offer or sell shares of Common Stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

There can be no assurance that the selling stockholders will sell any or all of the shares offered by them hereunder or otherwise.

LEGAL MATTERS

Certain legal matters in connection with the issuance of the shares of Common Stock offered hereby have been passed upon for us by Olshan Frome Wolosky LLP, 1325 Avenue of the Americas, New York, New York 10019.

EXPERTS

Cherry Bekaert LLP, our independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2016 and 2015, and for the years then ended,

contained in our Annual Report on Form 10-K for the year ended December 31, 2016. These financial statements are incorporated by reference in this prospectus and elsewhere in this registration statement. Such financial statements are incorporated by reference in reliance on the reports given by such independent accounting firm upon its authority as an expert in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Remark, we have been advised that the SEC’s opinion is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INCORPORATION BY REFERENCE

The following documents we filed with the SEC are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on April 5, 2017;

2.	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, filed with the SEC on May 15, 2017;

3.	Our Current Reports on Form 8-K filed with the SEC on March 7, 2017, April 5, 2017 and April 11, 2017; and

4.
The description of our Common Stock contained in our Registration Statement on Form 8-A (Registration No. 001-33720) filed with the SEC on October 3, 2007, including any amendments or reports filed for the purpose of updating such description.

Additionally, all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing or telephoning us at the following address:

Remark Holdings, Inc.
3960 Howard Hughes Parkway, Suite 900
Las Vegas, Nevada 89169
Attention: Chief Financial Officer
(702) 701-9514

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-8, including exhibits and schedules, under the Securities Act, with respect to the shares of our Common Stock to be sold pursuant to this prospectus. This prospectus does not contain all the information contained in the registration statement. For additional information with respect to Remark and the shares that may be sold pursuant to this prospectus, we refer you to the registration statement and the exhibits and schedules attached to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits.

We are also subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file periodic reports, proxy and information statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public over the Internet at the SEC’s website at www.sec.gov. You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also find documents we filed on our website at www.remarkholdings.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents we filed with the SEC are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on April 5, 2017;

2.	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, filed with the SEC on May 15, 2017;

3.	Our Current Reports on Form 8-K filed with the SEC on March 7, 2017, April 5, 2017 and April 11, 2017; and

4.
The description of our Common Stock contained in our Registration Statement on Form 8-A (Registration No. 001-33720) filed with the SEC on October 3, 2007, including any amendments or reports filed for the purpose of updating such description.

Additionally, all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

Our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that, to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Each of our Certificate of Incorporation and Amended and Restated Bylaws, as amended (the “Bylaws”), also provides as follows:

(a)    The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)    The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)    To the extent that a present or former director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in sections (a) and (b) above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)    Any indemnification under sections (a) and (b) above (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in sections (a) and (b) above. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders of the Company.

We have obtained liability insurance covering our directors and executive officers for claims asserted against them or incurred by them in such capacity.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

		Incorporated Herein By Reference To
Exhibit Number	Description	Document	Filed On	Exhibit Number
3.1	Amended and Restated Certificate of Incorporation	8-K	12/30/14	3.1
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	01/12/16	3.1
3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	06/08/16	3.1
3.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	04/11/17	3.1
3.5	Certificate of Designation of Series A Junior Participating Preferred Stock of Remark Media, Inc. as filed with the Secretary of State of the State of Delaware on June 4, 2015	8-K	06/04/15	3.1
3.6	Amended and Restated Bylaws	8-K	02/13/15	3.1
5.1	Opinion of Olshan Frome Wolosky LLP
10.1	2014 Incentive Plan, as amended	8-K	01/12/16	10.1
23.1	Consent of Cherry Bekaert LLP
23.2	Consent of Olshan Frome Wolosky LLP (included in its opinion filed as Exhibit 5.1)
24.1	Powers of Attorney (included on the signature page to this Registration Statement)

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on May 23, 2017.

REMARK HOLDINGS, INC.

By:	/s/ Kai-Shing Tao
Name:	Kai-Shing Tao
Title:	Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kai-Shing Tao and Douglas Osrow as his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting along, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kai-Shing Tao	Chief Executive Officer and Chairman of the Board	May 23, 2017
Kai-Shing Tao	(Principal Executive Officer)

/s/ Douglas M. Osrow	Chief Financial Officer	May 23, 2017
Douglas M. Osrow	(Principal Financial Officer and Principal Accounting Officer)

/s/ Theodore P. Botts	Director	May 23, 2017
Theodore P. Botts

/s/ William W. Grounds	Director	May 23, 2017
William W. Grounds

/s/ Daniel Stein	Director	May 23, 2017
Daniel Stein

EXHIBIT INDEX

		Incorporated Herein By Reference To
Exhibit Number	Description	Document	Filed On	Exhibit Number
3.1	Amended and Restated Certificate of Incorporation	8-K	12/30/14	3.1
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	01/12/16	3.1
3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	06/08/16	3.1
3.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	04/11/17	3.1
3.5	Certificate of Designation of Series A Junior Participating Preferred Stock of Remark Media, Inc. as filed with the Secretary of State of the State of Delaware on June 4, 2015	8-K	06/04/15	3.1
3.6	Amended and Restated Bylaws	8-K	02/13/15	3.1
5.1	Opinion of Olshan Frome Wolosky LLP
10.1	2014 Incentive Plan, as amended	8-K	01/12/16	10.1
23.1	Consent of Cherry Bekaert LLP
23.2	Consent of Olshan Frome Wolosky LLP (included in its opinion filed as Exhibit 5.1)
24.1	Powers of Attorney (included on the signature page to this Registration Statement)